UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	March 1, 2017 (March 1, 2017)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01      Regulation FD Disclosure

Members of Humana Inc.’s senior management team are scheduled to meet with investors at various times between March 1, 2017 and March 31, 2017.  During such meetings, Humana’s management expects to reaffirm its guidance range of $16.65 to $16.85 in diluted earnings per common share (“EPS”), and $10.80 to $11.00 in adjusted EPS, in each case for the year ending December 31, 2017.  This guidance is consistent with the guidance issued in Humana’s press release dated February 14, 2017.  The date and time of presentations to investors are available via the Investor Relations calendar of events on Humana’s web site at www.humana.com.

The Company has included adjusted EPS in this current report, a financial measure that is not in accordance with GAAP.  Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance.  Consequently, management uses adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision making purposes.  Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS.  A reconciliation of adjusted EPS to GAAP EPS follows:

Diluted earnings per common share	FY17 Guidance
GAAP	$16.65 to $16.85
Net (gain) expenses associated with the now-terminated merger transaction (primarily the break-up fee)	(~4.32)
Amortization of identifiable intangibles	~0.31
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact
(~2.14)
Estimated guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	~0.13
Operating losses associated with the Individual Commercial business given the company’s planned exit on January 1, 2018	~0.17
Adjusted (non-GAAP) – FY17 projected	$10.80 - $11.00

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC. BY: /s/ Cynthia H. Zipperle Cynthia H. Zipperle Vice President, Chief Accounting Officer and Controller

Dated:           March 1, 2017